                          UNITED STATES DISTRICT COURT
                         CENTRAL DISTRICT OF CALIFORNIA

                                                               CASE NUMBER
    STEVEN McKINHON, On Behalf of Himself and
    All Others Similarly Situated,                      CV- 01-02312FMC  AIJx
                                                            -------------------
                               PLAINTIFF(S),
                   V.
    TEAM COMMUNICATIONS GROUP, INC.,                              SUMMONS
    DREW S. LEVIN and TIMOTHY A. HILL,

                             DEFENDANT(S).

TO:    THE ABOVE-NAMED DEFENDANT(S):

       YOU ARE HEREBY SUMMONED and required to file with this court and serve upon plaintiff's attorney

           William S. Lerach
       ------------------------------------, whose address is:
           MILBERG WEISS BERSHAD HYNES& LERACH LLP
           600 W. Broadway
           Suite 1800
           San Diego, CA 92101
           619-231-1058

      An answer to the complaint which is herewith served upon you within 20 days after service of this summons upon you, exclusive of the day of service. If you fail to do so, judgment by default will be taken against you for the relief demanded in the complaint.

                                    CLERK, U.S. DISTRICT COURT
                                    [SEAL]


DATE: MAR - 9 2001                   By      R.L. BYER
      ---------------------            ----------------------------------------
                                                Deputy Clerk

                               (SEAL OF THE COURT)


-------------------------------------------------------------------------------
                                     SUMMONS

                          UNITED STATES DISTRICT COURT
                         CENTRAL DISTRICT OF CALIFORNIA

                            OPTICAL SCANNING PROGRAM


The United States District Court for the Central District of California has developed an Optical Scanning Program which allows the Office of the Clerk to transmit copies of civil judgments, orders, and notices to attorneys of record, including notice of entry of these documents, by Internet e-mail or facsimile within 24 hours from the date the document is entered on the docket.

HOW THE PROGRAM WORKS...

o Attorneys who enroll in the program consent and agree to receive copies civil judgments, orders, notices, and notice of entry as required by Federal Rule of Civil Procedure 77(d) by Internet e-mail or facsimile.

o Documents are transmitted by Internet e-mail in TIFF format or fax in lieu of mailing copies. It is recommended that a single e-mail address is used for the entire law firm, rather using an attorney's personal e-mail address.

o Only attorneys who have been admitted to practice in the United States District Court, Central District of California who are counsel of record for named parties, and attorneys appearing pro hac vice are eligible to enroll.

o A one-time enrollment is all that is required to receive documents on pending cases in this district, as well as for cases filed in the future. Attorneys are responsible for notifying the clerk's office if their fax number or e-mail address changes to ensure that documents are transmitted to the proper fax number or e-mail address.

o     There is no fee for the program.

HOW TO GET ENROLLED...

To enroll in this free program, please complete an enrollment form G-76 and return it to the address or fax it to the number indicated on the form. Forms may be obtained through the court's website at www.cacd.uscourts.gov, at the clerk's office, or by calling the Optical Scanning Department at (213) 894-5474.

A list of frequently asked questions concerning the Optical Scanning Program is available on the court's website. If you have any other questions, please call the Optical Scanning Department at (213) 894-5474. We look forward to providing this service to you.

                                   Thank you.

                                Sherri R. Carter
                            District Court Executive
                               and Clerk of Court

                          UNITED STATES DISTRICT COURT
                         CENTRAL DISTRICT OF CALIFORNIA

================================================================================
                    OPTICAL SCANNING ENROLLMENT/UPDATE FORM
================================================================================

Name (print):
              ------------------------------------------------------------------

Address:
        ------------------------------------------------------------------------

Phone No.: (     )               California State Bar No.:
          ----------------------                          ----------------------

|_| Check this box if you're        |_| Case Number:
     an out-of-state attorney                       ----------------------------
                                      (required for out-of-state attorneys only)

Area of practice: |_| Civil   |_| Criminal

================================================================================
  FIRST TIME ENROLLMENT:
  |_| I consent and agree to receive copies of judgments, orders and other documents by:
          (please check only one). |_| FAX (      )
                                           -------------------------------------
                             -OR- |_| *email address
                                                    ----------------------------

      transmission, and that I understand that service through either of these means will constitute notice of entry as required by F.R.Civ.P. 77(d). I further understand that I must notify the Court within 24 hours when I have a change of name, firm association, address, facsimile number or e-mail address.

================================================================================

================================================================================
UPDATE TO ENROLLMENT (complete this section if you previously enrolled in the Optical Scanning Program and wish to update that information ONLY)
    |_|  Please update the following information:
           |_| FAX (      )
                   -------------------------------------------------------------
           |_| e-mail address
                             ---------------------------------------------------

    |_| Please change my enrollment from service of documents by (check one)
        |_| fax |_| e-mail to service by:
           |_| FAX (      )
                   -------------------------------------------------------------
           |_| e-mail address
                             ---------------------------------------------------
================================================================================

Signature:                                              Date:
          -------------------------------------------        -------------------

  or fax this completed form to:  United States District Court
                                  Central District of California
                                  312 N. Spring Street, Room G-8
                                  Los Angeles, California 90012
                                  Attn: Attorney Admission Clerk
                                        FAX:(213) 680-7872

[ILLEGIBLE]: - Electronic transmission (e-mail) may result in quicker receipt of judgments, orders and other documents than [ILLEGIBLE] transmission. However, the e-mail address should be to a computer that is accessed on a daily basis due to the [ILLEGIBLE] and timeliness of documents that are being transmitted from the court. Internet e-mail is recommended due to [ILLEGIBLE]; however, prior to signing up to receive documents by Internet e-mail, contact your Internet Service Provider [ILLEGIBLE] automation staff to determine whether there are limitations to the size of attachments that may be received. [ILLEGIBLE] are in TIFF format.

[ILLEGIBLE] TIME ENROLLMENT WILL ENABLE YOU TO RECEIVE JUDGMENTS, ORDERS AND DOCUMENTS IN [ILLEGIBLE] IN WHICH YOU ARE ATTORNEY OF RECORD.

--------------------------------------------------------------------------------
                    OPTICAL SCANNING ENROLLMENT/UPDATE FORM

                          UNITED STATES DISTRICT COURT
                         CENTRAL DISTRICT OF CALIFORNIA

                                     [SEAL]

                            CLERK'S OFFICE SERVICES
                                 FOR ATTORNEYS
                             AND THE GENERAL PUBLIC

The United States District Court, Central District of California is one of the largest federal courts in the nation. The clerk's office has put this brochure together to provide a quick reference for attorneys and the general public regarding the services that are currently available. Feedback and suggestions as to how we might improve our service are always appreciated.

> Office Hours and Drop-Off box Hours

The clerk's office hours are 8:30 A.M. until 4:00 PM., Monday - Friday, excluding court observed holidays. Documents placed in the drop-off box prior to the opening of the clerk's office at 8:30 a.m. will be deemed filed as of the previous business day. For after hour emergency filings, call the following telephone numbers:

Western Division:  (213) 894-2215,
                   (213) 894-1426, or
                   (213) 894-3651
Southern Division: (714) 836-2651, or
                   (714) 836-2628
Eastern Division:  (909) 276-6242

> Fax Service:

A fax service is available that allows attorneys to request and receive copies of filed Western Division court documents, docket sheets, forms and other court related materials such as Federal Records Center retrieval information via facsimile transmittal. The clerk's office will set up a convenient billing system for firms and attorneys participating in this service. The federal fee schedule will apply for copies and research requested with no additional service charges. For further information call (213) 894-3649. This service will be expanded to the Southern Division in January 1999.

> Document Imaging System

The clerk's office is finalizing a district-wide document imaging system that will allow attorneys to quickly receive service of judgments, orders, and other documents by facsimile transmission instead of by mail. If, for any reason, facsimile transmission is not made within three attempts, the computer will automatically generate mailing labels and print a copy of the document ready for mailing. There is no charge for this service. To sign up, please call (213) 894-3649.

> Web Site

The district court is now on line. Gather information about attorney admissions and filing procedures; review master and daily calendars, requirements for court appearances, Local Rules, General Orders and published opinions; download court forms and keep apprised of recent innovations in the clerk's office. Visit the court's home page at www.cacd.uscourts.gov.

> Records

All pending criminal and civil cases, as well as closed cases filed within the last two years, may be viewed, at no charge, at the clerk's office. Case files and dockets may be obtained on the same day as requested unless the requested material is unavailable. To identify which clerk's office maintains the case file you wish to view, please refer to the prefix of the case number as follows:

Western Division (Los Angeles)
-CV 97-0000 - civil
-CR 97-0000 - criminal

Southern Division (Santa Ana)
-SACV 97-0000 - civil
-SACR 97-0000 - criminal

Eastern Division (Riverside)
-EDCV 97-0000 - civil
-EDCR 97-0000 - criminal

Viewing hours are from 8:30 A.M. - 4:00 P.M., Monday-Friday, excluding federal holidays. There is a charge for copies, certifications, and exemplifications. For more information, call the appropriate division or visit our website. The telephone numbers are listed on the back page of this brochure.

> PACER

The "Public Access to Court Electronic Records" (PACER) is an electronic retrieval system that provides criminal and civil summaries and docket information using a computer terminal. The docket information may be downloaded for printing or may be viewed on screen. The PACER service is available 24 hours a day, including weekends. For more information, call (800) 676-6856.

> Interpreter Services

The interpreter services section of the clerk's office provides interpreters for all criminal cases that require the use of a language other than English, including American Sign Language. The interpreter services section also makes interpreter referrals in response to inquiries from private law firms for civil cases or matters pending in state court. For further information call
(213) 894-4370.

For attorneys, a work room is located on the second floor of the Spring Street Courthouse and on the first floor of the Roybal Federal Building. The work rooms have pentium personal computers with access to Westlaw, WordPerfect, and PACER; laser printers, storage lockers, copy machines and individual conference rooms. An attorney work room will be available in the Southern Division in January, 1999.

> Evidence Presenters

The clerk's office has evidence presenters available for attorneys to use in trial. This technology connects an overhead projector to monitors which display pictures for the judge, attorneys and the jury. There is no charge for using the equipment. For more information or to reserve equipment, contact Mario Zavala (Western Division, Spring Street Courthouse) at (213) 894-7165 or (213) 894-6219; Bob Bolton (Western Division, Royba1 Federal Building) at (213) 894-1837; Janine Duffy or Dwayne Roberts (Southern Division) at (714) 836-2651; Kiry Gray (Eastern Division) at (909) 276-6170.

> Criminal Justice Act (CJA) Voucher Inquiry

CJA Panel Attorneys may obtain information, as to the payment status of their CJA vouchers through the CIA Inquiry Program. The CIA Inquiry Program is available through a computer terminal located at the 312 North Spring Street Courthouse in Los Angeles, Room 529. CJA Panel Attorneys may obtain information from the computer by use of their last name and/or voucher number. A variety of information is available; for example, when the voucher was paid, amount of payment, location of voucher and other payment status information.

District court civil and criminal transcripts may be ordered by making financial arrangements with the individual court reporters. To identify which reporter to contact for a specific in-court matter, please refer to the appropriate docket entry on the civil or criminal docket sheet which is now electronically available on PACER. Transcript orders from magistrate judge courts should be placed with the magistrate judge courtroom deputy clerk. Please refer to the website for the necessary telephone numbers and applicable fees.


                          UNITED STATES DISTRICT COURT
                         CENTRAL DISTRICT OF CALIFORNIA

                                WESTERN DIVISION
                            Clerk's Office, Room G-8
                            312 North Spring Street
                         Los Angeles, California 90012
                                 (213) 894-3535
                                 (213) 894-2215
                                 (213) 894-3648
                                 (213) 894-0958
                                 (218) 894-2356

                               SOUTHERN DIVISION
                            Clerk's Office, Room 101
                           751 W. Santa Ana Boulevard
                          Santa Ana, California 92701
                                 (714) 836-2467
                                 (714) 836-2468

                                EASTERN DIVISION
                            Presley Hall of Justice
                           Clerk's Office, Room 137A
                                4100 Main Street
                          Riverside, California 92501
                                 (909) 276-6170
                                 (909) 276-6171

MILBERG WEISS BERSHAD
    HYNES & LERACH LLP
WILLIAM S. LERACH (68581)
DARREN J. ROBBINS (168593)
600 West Broadway, Suite 1800
San Diego, CA 92101
Telephone: 619/231-1058
619/231-7423 (fax)

CAULEY, GELLER, BOWMAN
    & COATES, LLP
PAUL J. GELLER
One Boca Place, Suite 421A
2255 Glades Road
Boca Raton, FL 33431
Telephone: 561/750-3000
561/750-3364 (fax)

SCHIFFRIN & BARROWAY, LLP
MARC A. TOPAZ
Three Bala Plaza East, Suite 400
Bala Cynwyd, PA 19004
Telephone: 610/667-7706
610/667-7056 (fax)

Attorneys for Plaintiff

                          UNITED STATES DISTRICT COURT

                         CENTRAL DISTRICT OF CALIFORNIA

STEVEN McKINHON, On Behalf of       )     No. 01-02312  FMC  AIJx
Himself and All Others Similarly    )
Situated,                           )     CLASS ACTION
                                    )     ------------
                                    )
                          Plaintiff,)     COMPLAINT FOR VIOLATION OF THE
                                    )     FEDERAL SECURITIES LAWS
       vs.                          )
                                    )
TEAM COMMUNICATIONS GROUP, INC.,    )
DREW S. LEVIN and TIMOTHY A.        )
HILL,                               )
                                    )
                    Defendants.     )     DEMAND FOR JURY TRIAL
----------------------------------  )     ---------------------

                              SUMMARY AND OVERVIEW

      1. This is a securities class action on behalf of all purchasers of the publicly traded securities of TEAM Communications Group, Inc. ("TEAM Communications" or the "Company") between 5/18/00 and 2/12/01 (the "Class Period") , against TEAM Communications and certain of its officers and directors for violations of the Securities Exchange Act of 1934 (the "1934 Act").

      2. TEAM Communications currently owns and distributes over 4,000 hours of programming worldwide, in addition to producing a wide variety of programming for leading U.S. and international broadcasters. TEAM maintains offices in Los Angeles, Munich (through its TEAM Entertainment Germany (GmbH)) and London (through its TEAM Dandelion Ltd. Operations). Its shares trade on NASDAQ-NMS
(TMTV) and on the German Neuer Market (TME).

      3. During the Class Period, TEAM Communications reported favorable but false financial results causing its stock to trade at artificially inflated levels of as high as $12 per share.

      4. Then, on 2/13/01, prior to the market opening, TEAM Communications shocked the investment community with a press release which revealed that the Company expected to record a Q4 00 charge equivalent to more than five times all the income it reported during the Class Period. It also acknowledged that certain of its acquisition and distribution activities may have "lacked economic substance." The press release went on to state, in relevant part:

            The Company also reported that it currently expects to take a charge of approximately $21,000,000 against its results of operations for the year 2000. The Company stated that the amount of the expected charge is subject to adjustment, including possible increase, upon audit of the Company's year 2000 operations. It is also subject to completion of an internal examination of whether certain of the Company's film library acquisition and distribution transactions during the past year lacked economic substance. As a result of this charge, the Company anticipates that it will report a loss for the year 2000 of between $18,000,000 and $19,500,000 or a potentially larger amount. The Company also disclosed that it has short-term liquidity needs, which Mr. Solomon stated will receive his immediate attention.

                                     * * *

      The Company stated that the charges expected to be reflected in its year 2000 results will include the establishment of approximately $11,000,000 of reserves against long-term receivables and $10,000,000 of reserves relating to the valuation of its film programming inventory....

      These adjustments include $9,000,000 related to the elimination of the Company's investment associated with its 1999 acquisition of Dandelion U.K. The Company stated that it intends to restructure its present U.K. operations, and that Noel Cronin, the Managing Director of Team Dandelion, has agreed to terminate his employment agreement with the Company. The Company further reported that it has instituted a strategic review of its acquired film libraries, with a view to increasing the rates at which the Company amortizes its investments in those libraries.

            As a result of the anticipated adjustments and reserves, the Company expects that it will not be in compliance with the terms of its existing bank financing facilities, and is seeking appropriate waivers of these potential covenant defaults. The Company is also seeking to restructure its financing arrangements.

      5. On this news, TEAM Communications' shares plummeted to as low as $1.375
- or more than 88% lower than its Class Period high of $12.

                             JURISDICTION AND VENUE

      6. Jurisdiction is conferred by ss.27 of the 1934 Act. The claims asserted herein arise under ss.ss.10(b) and 20(a) of the 1934 Act and Rule 10b-5.

      7. Venue is proper in this District pursuant to ss.27 of the 1934 Act. Many of the false and misleading statements were made in or issued from this District.

      8. The Company's corporate headquarters are in Los Angeles, California, where the day-to-day operations of the Company are directed and managed.

                                  THE PARTIES

      9. Plaintiff Steven McKinhon purchased TEAM Communications publicly traded securities as described in the attached certification and was damaged thereby.

      10. Defendant TEAM Communications develops, produces and distributes a variety of television programming, including dramatic and reality-based series, specials and made-for-television movies for exploitation in the domestic and international television markets. The Company is headquartered in Los Angeles, California, and trades in an efficient market on the Nasdaq National Market System, as well as on the German Neuer market.

      11. (a) Defendant Drew S. Levin ("Levin") was Chairman of the Board and CEO of TEAM Communications and assisted in the preparation of TEAM Communications' Ql, Q2 and Q3 2000 press releases, SEC filings and financial reports.

          (b) Defendant Timothy A. Hill ("Hill") was Chief Financial Officer of the Company until his resignation in 10/00, and assisted in the preparation of TEAM Communications' Q1 and Q2 2000 press releases, SEC filings and financial reports.

      12. The individuals named as defendants in (Para)11(a)-(b) are referred to herein as the "Individual Defendants." The Individual Defendants, because of their positions with the Company, possessed the power and authority to control the contents of TEAM Communications' quarterly reports, press releases and presentations to securities analysts, money and portfolio managers and institutional investors, i.e., the market. Each defendant was provided with copies of the Company's reports and press releases alleged herein to be misleading prior to or shortly after their issuance and had the ability and opportunity to prevent their issuance or cause them to be corrected. Because of their positions and access to material non-public information available to them but not to the public, each of these defendants knew that the adverse facts specified herein had not been disclosed to and were being concealed from the public and that the positive representations which were being made were then materially false and misleading.

The Individual Defendants are liable for the false statements pleaded herein at
(Para)(Para)22-28, as those statements were each "group-published" information, the result of the collective actions of the Individual Defendants.

                                    SCIENTER

      13. In addition to the above-described involvement, each Individual Defendant had knowledge of TEAM Communications' problems and was motivated to conceal such problems. Levin, as CEO, was responsible for the financial results and press releases issued by the Company. He signed each false and misleading Form 10-Q issued during the Class Period. Hill, until his resignation, as CFO, was responsible for financial reporting and communications with the market. As CFO, many of the internal reports showing TEAM Communications' forecasted and actual growth were prepared by the finance department under Hill's direction and thus Hill was aware of the significant downturn in TEAM Communications' actual and forecasted results. Each Individual Defendant sought to demonstrate that he could lead the Company successfully and generate the growth expected by the market.

      14. The largest asset on TEAM Communications' balance sheet was its television program costs which, according to the Company's 1999 Form 10-K, were accounted for as follows:

            Television program costs are valued at the lower of unamortized cost or net realizable value on an individual title basis. Television program costs represent those costs incurred in the development, production and distribution of television projects. These costs have been capitalized in accordance with SFAS No. 53.

      Amortization of television program costs is charged to expense and third-party participations are accrued using the individual film forecast method whereby expense is recognized in the proportion that current year revenues bear to an estimate of ultimate revenue. Such estimates of ultimate revenue are prepared and reviewed by management, and estimated losses, if any, are provided for in full. Development costs are reviewed by management and charged to expense when abandoned or, even if still being actively developed, if not set for principal photography within three years of initial development activity.

            During the year ended December 31, 1999, as the Company increased its activities related to film cost production, overhead was capitalized in accordance with SFAS No. 53 based upon estimates of production related activities as a percentage of anticipated film cost expenditures during 1999. Management reviews the overhead rate throughout the year and will adjust the overhead rate on a quarterly basis, if necessary. During the year ended December 31, 1999, overhead in the amount of approximately $1,740,700 was capitalized to film production costs.

      15. TEAM Communications accounted for revenue based on licensing agreements. According to Form 10-Qs filed during the Class Period, these were accounted for as follows:

            The Company recognizes revenues from licensing agreements covering entertainment product when the product is available to the licensee for telecast, exhibition or distribution, and other conditions of the licensing agreements have been met in accordance with Statement of Financial Accounting Standards ("SFAS") No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films."

      16. Because the accounting for these items was the most important factor in the presentation of TEAM Communications' financial statements, each Individual Defendant was aware of and involved in the accounting decisions being made. In fact, certain of the transactions lacked substance and the television costs were overstated by at lease 25%. Defendants were in a position to not only know of, but to cause the misaccounting alleged herein.

      17. Defendants knew or recklessly disregarded that the misleading statements and omissions complained of herein would adversely affect the integrity of the market for the Company's securities and would cause the prices of the Company's publicly traded securities to become artificially inflated. Defendants acted knowingly or in such a reckless manner as to constitute a fraud and deceit upon plaintiff and other members of the Class.

                    FRAUDULENT SCHEME AND COURSE OF BUSINESS

      18. Each defendant is liable for (i) making false statements, or (ii) failing to disclose adverse facts known to him about TEAM Communications. Defendants' fraudulent scheme and course of business that operated as a fraud or deceit on purchasers of TEAM Communications publicly traded securities was a success, as it: (i) deceived the investing public regarding TEAM Communications' prospects and business; (ii) artificially inflated the prices of

TEAM Communications' publicly traded securities; (iii) caused plaintiff and other members of the Class to purchase TEAM Communications publicly traded securities at inflated prices; and (iv) allowed defendants to secure financing for their cash-starved company just days prior to announcing huge charges which indicated that the Company's financial results were false.

                                   BACKGROUND

      19. The Company develops, produces and distributes a variety of television programming, including dramatic and reality-based series, specials and made-for-television movies for exploitation in the domestic and international television markets. TEAM Communications derives substantially all of its revenues from the exploitation of originally produced programs and products acquired from others.

      20. On 11/29/99, the Company completed the sale of 6,150,000 shares of its common stock, 150,000 shares of which were sold by and for the account of a selling shareholder, in an underwritten offering on the German Neuer Market (the "German Offering"). The German Offering was underwritten by Gontard & MetallBank AG and a group of associated underwriters. The offering price was approximately $6.21 per share.

      21. As of 10/1/99, TEAM Communications completed the purchase of Dandelion Distribution Ltd., a 20-year-old United Kingdom ("UK") based television production and distribution company, for $5,000,000 in cash and common stock. Dandelion has over 2,000 hours of television programming in its library. As of the beginning of the Class Period, defendants were in discussions with a number of distribution and production companies regarding possible business combinations.

                        DEFENDANTS' FALSE AND MISLEADING
                   STATEMENTS ISSUED DURING THE CLASS PERIOD

      22. On 5/18/00, TEAM Communications announced strong results for the Q1 00 in a press release entitled, "Sales Increase by 87% to $6,566,000; Company Reports Net Income of $354,000," which stated in part:

            TEAM Communications Group, Inc., a leading multinational television production and distribution company with offices in Los Angeles, London and Munich, today announced results for the quarter ended March 31, 2000.

            TEAM reported a net income of approximately $354,000 on total revenues of approximately $6,566,000 compared to net income of approximately $348,900 on total revenues of approximately $3,502,000 for the same period ended March 31, 1999.

            "We are exceptionally pleased with the financial results from the first quarter as we continue to add increased revenue and net sales each reporting period," said Chairman and Chief Executive Officer Drew S. Levin. "Revenues have increased by a significant 87% over the same period last year. 'Call of the Wild' debuted on Discovery's Animal Planet as their first ever prime-time dramatic series to rave reviews, we began airing our sci-fi franchise 'Total Recall: 2070' in over 85% of the U.S. markets in syndication, and we have begun to see tremendous benefits from the acquisition of UK-based

      Dandelion Distribution and the establishment of TEAM Dandelion, Ltd. Our pre-tax earnings of nearly $600,000 reflect a significant increase of 38% over the same period last year," added Levin. "We have continued to make investments in European and US programming libraries and new production while the depth of our senior management in all phases of the television and media sector continues to expand," Levin concluded.

            Revenues for the first quarter 2000 were generated from significant sales of approximately $3,764,000 from TEAM's recently formed UK subsidiary TEAM Dandelion, Ltd., approximately $1,200,000 by delivery of 6 episodes of TEAM's dramatic series "Call of the Wild" to Discovery's Animal Planet, and approximately $1,200,000 from the airing of 6 episodes of "Total Recall: 2070" in the United States syndication market. Approximately 57% of total revenue was derived from European sales.

      23. Also, on or about 5/18/00, the Company filed its Form l0-Q which included the results issued in the press release. The Form l0-Q reported that TEAM Communications had net television programming costs of $37.6 million and trade receivables of $12.7 million. The Form 10-Q was signed by Levin and Hill.

      24. On 8/22/00, TEAM Communications announced record results for Q2 00, and a sales increase by 96% to $12,897,300 over the Q1 results, in a press release entitled, "Company Reports Net Earnings of $1,292,800 for the 2Q, a Three-Fold Increase from 1Q." The press release went on to state, in part:

      TEAM Communications Group, Inc., a leading multinational television production and distribution company with offices in Los Angeles, London and Munich, announced today results for the quarter ended June 30, 2000.

      TEAM reported a net income of approximately $1,292,800 on total revenues of approximately $12,897,300 compared to net income of approximately $455,500 on total revenues of approximately $3,517,900 for the same period ended June 30, 1999.

      "We are exceptionally pleased with the financial results from the second quarter as we continue to build our record success over the last year," said Chairman and Chief Executive Officer Drew S. Levin. "Revenues have increased by a significant 96% over results of our first quarter and more than two and a half times the revenue reported for the same period last year, more than exceeding financial forecast by analysts. Our sci-fi franchise 'Total Recall: 2070" continues to air in over 85% of the U.S. markets in syndication, and our newest dramatic production, the Emmy-nominated 'Call of the Wild,' debuted on Animal Planet in March 2000 to rave reviews. Additionally, we have continued to see tremendous benefits from the acquisition of UK-based Dandelion Distribution and the establishment of TEAM Dandelion, Ltd.," added Levin. "We continue to make investments in European and U.S. programming libraries and new production while the depth of our senior management in all phases of the television and media sector continues to expand. We are also very enthusiastic about the newest member of the TEAM family, TEAM Entertainment Germany, headed by television veteran Erhart Puschnig," concluded Levin.

            Revenues of the first quarter 2000 were generated from significant sales of approximately $8,000,000 from TEAM's UK subsidiary TEAM Dandelion Ltd., and approximately $3,950,000 from "Total Recall: 2070" syndication in the United States market.

      25. Also, on or about 8/22/00, the Company filed its Form l0-Q which included the results issued in the press release. The Form l0-Q reported that TEAM Communications had net television programming costs of $47.6 million and trade receivables of $15.2 million. The Form l0-Q was signed by Levin.

      26. On 11/22/00, TEAM Communications announced record results for Q3 00, as sales increased by 144% to $15,259,000 over the same period in 1999, in a press release entitled, "Company Reports Net Income of $1,040,300 for the Quarter, Representing a 56% Increase Over the Corresponding Quarter in 1999." The press release went on to state in part:

            TEAM Communications Group, Inc., a leading multinational television production and distribution company with offices in Los Angeles, London and Munich, announced today results for the quarter ended September 20, 2000.

            TEAM reported net income for the current quarter of $1,040,300 on total revenues of $15,259,000 compared to net income of $668,600 on total revenue of $6,253,400 for the corresponding period of last year. For the nine months ended September 30, 2000, TEAM reported net income of $2,687,000 and revenues of $34,722,600 as compared to $1,472,900 and $13,273,300, respectively, for the corresponding period of last year.

            "We are exceptionally pleased with the financial results for the third quarter and year to date as we continue to build our record success over the last year," said Chairman and Chief Executive Officer Drew S. Levin. "Revenues for the current quarter have increased by 144% over the corresponding quarter of last year and by 162% for the nine months ended September 30, 2000 over the corresponding period for 1999. Our strategy of creating a global content supplier is clearly working, not only in terms of significant increases in sales and earnings, but also in the proportion of revenues being generated by each of our three operating centers."

      27. Also, on or about 11/22/00, the Company filed its Form l0-Q which included the results issued in the press release. The Form 10-Q reported that TEAM Communications had net television programming costs of $42.2 million and trade receivables of $27.2 million. The Form 10-Q was signed by Levin.

      28. On 1/17/01, TEAM Communications announced it had successfully secured a $45 million credit commitment from Canadian Imperial Bank of Commerce. The release stated:

      TEAM Communications Group, Inc., a leading multinational television production and distribution company, announced today that the Company has received a $45 million financing commitment for a special purpose fund from Canadian Imperial Bank of Commerce (CIBC).
      The commitment is subject to documentation and is expected to close during the first quarter. Given TEAM's current programming slate, TEAM TV Fund will be able to finance up to $125 million of total production costs. The announcement was made today by Drew s. Levin, TEAM Chairman and CEO.

                                     * * *

            "TEAM TV Fund will be the first securitization type of financing structure for television production," commented Mr. Levin. "This unique financing approach scales up quickly, is accretive to our shareholder equity and cost effective," added Levin.

            "The new TEAM TV Fund significantly augments our company's ability to meet the growing demand for original, dramatic programming from all of the key broadcast and cable network buyers around the world," concluded Levin.

      29. Then on 2/13/01, TEAM Communications shocked the investment community with its press release entitled "TEAM Communications Group, Inc., Names Michael Jay Solomon Chairman and CEO; Expects to Report Loss for Full Year 2000." The press release went on to state in relevant part:

            The Company also reported that it currently expects to take a charge of approximately $21,000,000 against its results of operations for the year 2000. The Company stated that the amount of the expected charge is subject to adjustment, including possible increase, upon audit of the Company's year 2000 operations. It is also subject to completion of an internal examination of whether certain of the Company's film library acquisition and distribution transactions during the past year lacked economic substance. As a result of this charge, the Company anticipates that it will report a loss for the year 2000 of between $18,000,000 and $19,500,000 or a potentially larger amount. The Company also disclosed that it has short-term liquidity needs, which Mr. Solomon stated will receive his immediate attention.

                                     * * *

      The Company stated that the charges expected to be reflected in its year 2000 results will include the establishment of approximately $11,000,000 of reserves against long-term receivables and $10,000,000 of reserves relating to the valuation of its film programming inventory. The Company also expects to record an adjustment of approximately $2,000,000 as a result of the early adoption of certain new accounting requirements for producers and distributors of film.

      These adjustments include $9,000,000 related to the elimination of the Company's investment associated with its 1999 acquisition of Dandelion U.K. The Company stated that it intends to restructure its present U.K. operations, and that Noel Cronin, the Managing Director of Team Dandelion, has agreed to terminate his employment agreement with the Company. The Company further reported that it has instituted a strategic review of its acquired film libraries, with a view to increasing the rates at which the Company amortizes its investments in those libraries.

            As a result of the anticipated adjustments and reserves, the Company expects that it will not be in compliance with the terms of its existing bank financing facilities, and is seeking appropriate waivers of these potential covenant defaults. The Company is also seeking to restructure its financing arrangements.

      30. On this disclosure, TEAM Communications' stock dropped to below $2 per share where it has remained since the end of the Class Period.

                      TEAM COMMUNICATIONS' FALSE FINANCIAL
                       REPORTING DURING THE CLASS PERIOD

      31. In order to inflate the price of TEAM Communications' stock, defendants caused the Company to falsely report its results for at least the Q1, Q2 and Q3 00 through improper revenue recognition on television licensing agreements and by failing to properly report the value of television program costs, thereby materially overstating its revenue, net income and EPS in at least the Q1, Q2 and Q3 00. Ultimately, TEAM Communications reported a horrible Q4 00, which was due to millions of dollars worth of charges related to its prior improper accounting.

      32. TEAM Communications reported the following amounts for the Q1, Q2 and Q3 00:

--------------------------------------------------------------------------------
                                          3/31/00     6/30/00    9/30/00
                                          -------     -------    -------
         Revenue                           $6.6 M     $12.9 M    $15.3M
--------------------------------------------------------------------------------
         Net Income (Loss)                $354,000    $ 1.3 M    $ 1.0M
--------------------------------------------------------------------------------
         Television Programming costs      $37.6M     $47.6M     $42.2M
--------------------------------------------------------------------------------

      33. TEAM Communications included these results in Form 10-Qs filed with the SEC. The Form 10-Qs, which were signed by Levin, represented that:

            The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements. Accordingly, they do not include all of the information and disclosures required for annual financial statements. These financial statements should be read in conjunction with the financial statements and related footnotes for the year ended December 31, 1999, included in the TEAM Communications Group, Inc. ("Company") financial report in the Company's 10-KSB.

            In the opinion of the Company's management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of [Quarter end], and the results of operations and cash flows for the [period] ended [at quarter end] have been included. The results of operations for the [quarter and year to date], are not necessarily indicative of the results to be expected for the full fiscal year. For further information, refer to the financial statements and footnotes thereto included in the Company's 10-KSB filed for the year ended December 31, 1999.

      34. These representations were false and misleading when made, as TEAM Communications' financial statements for the Q1, Q2 and Q3 00 were not a fair presentation of TEAM Communications' results and were presented in violation of GAAP and SEC rules.

      35. GAAP are those principles recognized by the accounting profession as the conventions, rules and procedures necessary to define accepted accounting practice at a particular time. SEC Regulation S-X (17 C.F.R. ss.210.4-01(a)
(1)), states that financial statements filed with the SEC which are not prepared in compliance with GAAP are presumed to be misleading and inaccurate, despite footnote or other disclosure. Regulation S-X requires that interim financial statements must also comply with GAAP, with the exception that interim financial statements need not include disclosure which would be duplicative of disclosures accompanying annual financial statements. 17 C.F.R. ss.210.10-01(a).

      36. The Individual Defendants caused TEAM Communications to falsify its reported financial results through its improper revenue recognition on licensing deals and failure to properly record the value of television programming costs.

      37. GAAP, as set forth in FASB Statement of Accounting Standard ("SFAS") No. 53, Financial Reporting by Producers and Distributors of Motion Picture Films, states that:

            5. Motion picture companies and independent producers and distributors (licensors) shall consider a license agreement for television program material as a sale of a right or a group of rights.

            6. A licensor shall recognize revenue from a license agreement for television program material when the license period begins and all of the following conditions have been met:

            a.    The license fee for each film is known.

            b.    The cost of each film is known or reasonably determinable.

            c.    Collectability of the full license fee is reasonably assured.

            d. The film has been accepted by the licensee in accordance with the conditions of the license agreement.

            e. The film is available for its first showing or telecast. Unless a conflicting license prevents usage by the licensee, restrictions under the same license agreement or another license agreement with the same licensee on the timing of the subsequent showings shall not affect this condition.

      38. Unfortunately for investors, TEAM Communications' results, and the representations concerning them, were false. On 2/13/01, TEAM Communications revealed that it was taking an enormous $21 million charge against earnings in the Q4 00 and that it had launched an internal examination as to whether certain of its film acquisition and distribution transactions lacked economic substance. These charges included $11 million to reserve for uncollectible long-term receivables and $10 million to write-down the value of film programming costs, and included $9 million to write-down the investment in Dandelion U.K. The Company will also record a charge for $2 million to reflect a change in accounting due to the issuance of a new pronouncement on financial reporting by film producers.

      39. Had the charges been properly recorded during the Class Period, TEAM Communications would have reported a large loss in each quarter as opposed to the profit it actually reported.

      40. Due to these accounting improprieties, the Company presented its financial results and statements in a manner which violated GAAP, including the following fundamental accounting principles:

            (a) The principle that interim financial reporting should be based upon the same accounting principles and practices used to prepare annual financial statements was violated (APB No. 28, (Para)10);

            (b) The principle that financial reporting should provide information that is useful to present and potential investors and creditors and other users in making rational investment, credit and similar decisions was violated (FASB Statement of Concepts No. 1, (Para)34);

            (c) The principle that financial reporting should provide information about the economic resources of an enterprise, the claims to those resources, and effects of transactions, events and circumstances that change resources and claims to those resources was violated (FASB Statement of Concepts No. 1, (Para)40);

            (d) The principle that financial reporting should provide information about how management of an enterprise has discharged its stewardship responsibility to owners (stockholders) for the use of enterprise resources entrusted to it was violated. To the extent that management offers securities of the enterprise to the public, it voluntarily accepts wider responsibilities for accountability to prospective investors and to the public in general (FASB Statement of Concepts No. 1, (Para)50);

            (e) The principle that financial reporting should provide information about an enterprise's financial performance during a period was violated. Investors and creditors often use information about the past to help in assessing the prospects of an enterprise. Thus, although investment and credit decisions reflect investors' expectations about future enterprise performance, those expectations are commonly based at least partly on evaluations of past enterprise performance (FASB Statement of Concepts No. 1, (Para)42);

            (f) The principle that financial reporting should be reliable in that it represents what it purports to represent was violated. That information should be reliable as well as relevant is a notion that is central to accounting (FASB Statement of Concepts No. 2, (Para) (Para)58-59);

            (g) The principle of completeness, which means that nothing is left out of the information that may be necessary to insure that it validly represents underlying events and conditions was violated (FASB Statement of Concepts No. 2, (Para)79); and

            (h) The principle that conservatism be used as a prudent reaction to uncertainty to try to ensure that uncertainties and risks inherent in business situations are adequately considered was violated. The best way to avoid injury to investors is to try to ensure that what is reported represents what it purports to represent (FASB Statement of Concepts No. 2, (Para) (Para)95, 97).

      41. Further, the undisclosed adverse information concealed by defendants during the Class Period is the type of information which, because of SEC regulations, regulations of the national stock exchanges and customary business practice, is expected by investors and securities analysts to be disclosed and is known by corporate officials and their legal and financial advisors to be the type of information which is expected to be and must be disclosed.

                             FIRST CLAIM FOR RELIEF

                   For Violation of ss.10(b) of the 1934 Act
                     and Rule 10b-5 Against All Defendants

      42. Plaintiff incorporates (Para) (Para)1-41 by reference.

      43. During the Class Period, defendants disseminated or approved the false statements specified above, which they knew or recklessly disregarded were misleading in that they contained misrepresentations and failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

      44. Defendants violated ss.10(b) of the 1934 Act and Rule 10b-5 in that they:

            (a) Employed devices, schemes, and artifices to defraud;

            (b) Made untrue statements of material facts or omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or

            (c) Engaged in acts, practices, and a course of business that operated as a fraud or deceit upon plaintiff and others similarly situated in connection with their purchases of TEAM Communications publicly traded securities during the Class Period.

      45. Plaintiff and the Class have suffered damages in that, in reliance on the integrity of the market, they paid artificially inflated prices for TEAM Communications publicly traded securities. Plaintiff and the Class would not have purchased TEAM Communications publicly traded securities at the prices they paid, or at all, if they had been aware that the market prices had been artificially and falsely inflated by defendants' misleading statements.

      46. As a direct and proximate result of these defendants' wrongful conduct, plaintiff and the other members of the Class suffered damages in connection with their purchases of TEAM Communications publicly traded securities during the Class Period.

                            SECOND CLAIM FOR RELIEF

                   For Violation of ss.20(a) of the 1934 Act
                             Against All Defendants

      47. Plaintiff incorporates (Para)(Para)1-46 by reference.

      48. The Individual Defendants acted as controlling persons of TEAM Communications within the meaning of ss.20(a) of the 1934 Act. By reason of their positions as officers and/or directors of TEAM Communications, and their ownership of TEAM Communications stock, the Individual Defendants had the power and authority to cause TEAM Communications to engage in the wrongful conduct complained of herein. TEAM Communications controlled each of the Individual Defendants and all of its employees. By reason of such conduct, the Individual Defendants and TEAM Communications are liable pursuant to ss.20(a) of the 1934 Act.

                            CLASS ACTION ALLEGATIONS

      49. Plaintiff brings this action as a class action pursuant to Rule 23 of the Federal Rules of Civil Procedure on behalf of all persons who purchased TEAM Communications publicly traded securities (the "Class") on the open market during the Class Period. Excluded from the Class are defendants.

      50. The members of the Class are so numerous that joinder of all members is impracticable. The disposition of their claims in a class action will provide substantial benefits to the parties and the Court. TEAM Communications had more than 14 million shares of stock outstanding, owned by hundreds if not thousands of persons.

      51. There is a well-defined community of interest in the questions of law and fact involved in this case. Questions of law and fact common to the members of the Class which predominate over questions which may affect individual Class members include:

            (a) Whether the 1934 Act was violated by defendants;

            (b) Whether defendants omitted and/or misrepresented material facts;

            (c) Whether defendants' statements omitted material facts necessary to make the statements made, in light of the circumstances under which they were made, not misleading;

            (d) Whether defendants knew or recklessly disregarded that their statements were false and misleading;

            (e) Whether the prices of TEAM Communications' publicly traded securities were artificially inflated; and

            (f) The extent of damage sustained by Class members and the appropriate measure of damages.

      52. Plaintiff's claims are typical of those of the Class because plaintiff and the Class sustained damages from defendants' wrongful conduct.

      53. Plaintiff will adequately protect the interests of the Class and has retained counsel who are experienced in class action securities litigation. Plaintiff has no interests which conflict with those of the Class.

      54. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

                             STATUTORY SAFE HARBOR

      55. The statutory safe harbor provided for forward-looking statements under certain circumstances does not apply to any of the allegedly false forward-looking statements pleaded in this Complaint. The safe harbor does not apply to TEAM Communications' allegedly false financial statements. None of the written forward-looking statements made were identified as forward-looking statements, nor was it stated that actual results "could differ materially from those projected." Nor did meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements accompany those forward-looking statements. Each of the forward-looking statements alleged herein to be false was authorized by an executive officer of TEAM Communications and was actually known by each of the Individual Defendants to be false when made.

                               PRAYER FOR RELIEF

      WHEREFORE, plaintiff prays for judgment as follows:

      A. Declaring this action to be a proper class action pursuant to Rule 23;

      B. Awarding plaintiff and the members of the Class damages, interest and costs; and

      C. Awarding such other relief as the Court may deem just and proper.

                                  JURY DEMAND

      Plaintiff demands a trial by jury.

DATED: March 9, 2001                  MILBERG WEISS BERSHAD
                                        HYNES & LERACH LLP
                                      WILLIAM S. LERACH
                                      DARREN J. ROBBINS


                                      /s/ Darren J. Robbins /By KTR
                                      ------------------------------------------

                                      600 West Broadway, Suite 1800
                                      San Diego, CA 92101
                                      Telephone: 619/231-1058
                                      619/231-7423 (fax)

                                      CAULEY, GELLER, BOWMAN
                                        & COATES, LLP
                                      PAUL J. GELLER
                                      One Boca Place, Suite 421A
                                      2255 Glades Road
                                      Boca Raton, FL 33431
                                      Telephone: 561/750-3000
                                      561/750-3364 (fax)

                                      SCHIFFRIN & BARROWAY, LLP
                                      MARC A. TOPAZ
                                      Three Bala Plaza East, Suite 400
                                      Bala Cynwyd, PA 19004
                                      Telephone: 610/667-7706
                                      610/667-7056 (fax)

                                      Attorneys for Plaintiff

CAULEY, GELLER, BOWMAN & COATES, LLP
One Boca Place
2255 Glades Road, Suite 421A
Boca Raton, FL 33431
(561) 750-3000
(561) 750-3364 Facsimile

                         CERTIFICATE OF NAMED PLAINTIFF
                      PURSUANT TO FEDERAL SECURITIES LAWS

Steven McKinhon ("Plaintiff"), declares as to the claims asserted under the federal securities laws, that;

            1. Plaintiff has reviewed the complaint alleging securities fraud against Team Communications Group, Inc. and authorized its filing.

            2. Plaintiff did not purchase the security that is the subject of this action at the direction of Plaintiff's counsel or in order to participate in this private action.

            3. Plaintiff is willing to serve as a representative party on behalf of the class, including providing testimony at deposition and trial, if necessary.

            4. Plaintiff has made no transaction(s) during the Class Period in the debt or equity securities that are the subject of this action except those set forth below:

Security     Bought or Sold   # of Shares       Date        Price Per Share
--------     --------------   -----------       ----        ---------------
TMTV             Bought          120          7/11/2000          $8.68750


            5. During the years prior to the date of this Certificate, Plaintiff has sought to serve or served as a representative party for a class in the following actions filed under federal securities laws:

            6. Plaintiff will not accept any payment for serving as representative party on behalf of the class beyond Plaintiff's pro rata share of any recovery, except such reasonable costs and expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the court.

I declare under penalty of perjury that the foregoing is true and correct. Executed this 27th day of February, 2001.


                                                /s/ Steven McKinhon
                                                --------------------------------
                                                SIGNATURE